Exhibit 99.1

NEWS RELEASE

TO BUSINESS EDITOR:

PEOPLES FINANCIAL SERVICES CORP.

Reports Unaudited First Quarter 2026 Earnings

Moosic, PA, April 30, 2026/PRNEWSWIRE/ – Peoples Financial Services Corp. (“Peoples” or the “Company”) (NASDAQ: PFIS), the bank holding company for Peoples Security Bank and Trust Company (the “Bank”), today reported unaudited financial results at and for the three months ended March 31, 2026.

Peoples reported net income of $14.7 million, or $1.47 per diluted share for the three months ended March 31, 2026, compared to net income of $15.0 million, or $1.49 per diluted share for the three months ended March 31, 2025. Return on average assets (“ROAA”) and return on average equity (“ROAE”) on an annualized basis for the three months ended March 31, 2026, was 1.15% and 11.26% compared to 1.22% and 12.70% for the three months ended March 31, 2025. The $0.3 million reduction in net income comparing the three months ended March 31, 2026 and 2025 was primarily due to an increase in the provision for credit losses due to strong loan growth, coupled with an increase in non-interest expense, which were partially offset by increases in net interest income and non-interest income.

“We delivered a stable first quarter despite a more challenging operating environment,” stated Gerard Champi, President and Chief Executive Officer of Peoples. The slight reduction in net income reflects our continued commitment to responsible credit management and investment in our people and infrastructure. At the same time, strong performance in net interest income and non-interest income underscores the resilience of our franchise. With ROAA and ROAE remaining healthy, we are well-positioned to build momentum throughout the year and continue creating value for our shareholders and communities. As we move through 2026, we are committed to disciplined expense management, thoughtful credit oversight, and continued investment in the capabilities that support sustainable growth.” concluded Champi.

In addition to evaluating its results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), Peoples routinely supplements its evaluation with an analysis of certain non-GAAP financial measures, such as tangible stockholders’ equity and core net income, and tax-equivalent net interest income and related ratios, among others. The reported results included in this release contain items, which Peoples considers non-core, namely net gains and losses on the sale of available for sale (“AFS”) investment securities and acquisition-related expenses. Peoples believes the reported non-GAAP financial measures provide information useful to investors in understanding its operating performance and trends. Where non-GAAP disclosures are used in this press release, a reconciliation to the comparable GAAP measure is provided in the accompanying tables. The non-GAAP financial measures Peoples uses may differ from the non-GAAP financial measures of other financial institutions and should not be viewed as a substitute for GAAP.

NOTABLES

●	Total loans increased $123.3 million or 12.3% on an annualized basis to $4.2 billion at March 31, 2026 from $4.1 billion at December 31, 2025.
●	Completed a partial repositioning of the investment securities portfolio during the first quarter of 2026, selling $31.9 million of U.S. government agency and sponsored agency mortgage backed securities resulting in pre-tax gain of approximately $0.5 million. Approximately half of the $32.4 million proceeds from the sale were re-deployed into the available for sale investment portfolio with the remaining proceeds used to fund loan demand. This repositioning followed a previous repositioning completed in the fourth quarter 2025.
●	Book value per common share at March 31, 2026, increased to $52.50 from $48.21 at March 31, 2025. Tangible book value per common share, a non-GAAP measure[1], increased to $42.29 at March 31, 2026, compared to $37.35 at March 31, 2025.

1 See reconciliation of non-GAAP financial measures on pg.12-13.

●	Peoples’ asset quality remained strong as the ratio of non-performing assets to total loans, net and foreclosed assets improved to 0.29% at March 31, 2026, from 0.30% at December 31, 2025, and 0.59% at March 31, 2025. Non-performing assets as a percentage of total assets remained unchanged at 0.23% at both March 31, 2026 and December 31, 2025, but improved from 0.47% at March 31, 2025.

INCOME STATEMENT REVIEW

●	Net interest margin (“NIM”), calculated on a fully taxable equivalent (“FTE”) basis, a non-GAAP measure[1], for the three months ended March 31, 2026, improved 7 basis points to 3.67% from 3.60% for the three months ended December 31, 2025, and 17 basis points as compared to 3.50% for the three months ended March 31, 2025.
●	The FTE yield on interest-earning assets, a non-GAAP measure[1], decreased 5 basis points to 5.51% for the three months ended March 31, 2026, from 5.56% for the three months ended December 31, 2025, and increased 1 basis point from 5.50% for the same three months of 2025.
●	The cost of funds, which represents the average rate paid on total interest-bearing liabilities, decreased 14 basis points to 2.41% for the three months ended March 31, 2026, from 2.55% for the three months ended December 31, 2025, and 17 basis points from 2.58% for the three months ended March 31, 2025.
●	The cost of interest-bearing deposits decreased 14 basis points for the three months ended March 31, 2026, to 2.16% from 2.30% for the three months ended December 31, 2025, and 30 basis points from 2.46% for the three months ended March 31, 2025.
●	The cost of total deposits, which includes the impact of noninterest-bearing deposits, was 1.70% for the first quarter of 2026, a decrease of 12 basis points compared to 1.82% for the fourth quarter of 2025, and a decrease of 26 basis points from 1.96% for the same quarter of 2025.
●	The efficiency ratio, a non-GAAP measure[1], was 57.09% for the quarter ended March 31, 2026, an increase, as compared to 55.77% for the same quarter of 2025, but an improvement as compared to 59.53% for the quarter ended December 31, 2025.

First Quarter 2026 Results – Comparison to First Quarter 2025

Net interest income for the three months ended March 31, 2026, increased $3.4 million to $42.9 million from $39.5 million for the three months ended March 31, 2025. On a FTE basis, net interest income for the three months ended March 31, 2026, increased $3.4 million to $43.7 million from $40.3 million for the three months ended March 31, 2025. The increase in FTE net interest income was due to a $2.4 million increase in tax-equivalent interest income, a non-GAAP measure1, coupled with a $1.0 million decrease in interest expense. The Company’s net interest spread widened 18 basis points to 3.10 % for the first quarter of 2026 from 2.92 % for the same quarter of 2025. Additionally, comparing the first quarters of 2026 and 2025, the Company’s FTE net interest margin widened 17 basis points to 3.67% from 3.50%, respectively.

The $2.4 million increase in FTE interest income was largely due to an increase in the volume of earning assets and increases to FTE yields on taxable investment securities. Total average earning assets increased $168.1 million comparing first quarters of 2026 and 2025, due primarily to increases in average taxable loans, tax-exempt investments and federal funds sold, partially offset by a reduction in average taxable investments and tax-exempt loans. Overall average loans, net, increased $139.7 million for the three months ended March 31, 2026, compared to the prior year three-month period ended March 31, 2025, as an increase in average taxable loans of $161.5 million was partially offset by a reduction in average tax-exempt loans of $21.8 million. Average investments totaled $611.0 million in the three months ended March 31, 2026, and $643.0 million in the three months ended March 31, 2025, a decrease of $32.0 million. Average federal funds sold increased $62.1 million to $88.1 million for the three months ended March 31, 2026, from $26.0 million for the three months ended March 31, 2025. The FTE yield on earning assets increased 1 basis point to 5.51% for the first quarter of 2026 from 5.50% for the comparable quarter of 2025. The yield on taxable loans decreased 13 basis points to 5.92% from 6.05% comparing the first quarters of 2026 and 2025, respectively, which primarily reflected a 75-basis point reduction in the prime rate during the second half of 2025. Additionally, accretion

1 See reconciliation of non-GAAP financial measures on pg.12-13.

associated with purchase accounting fair value discounts on purchased loans was $3.1 million for the three months ended March 31, 2026, a decrease of $1.0 million as compared to $4.1 million for the same period of 2025. Remaining net discounts on purchased loans as of March 31, 2026 totaled $39.5 million. The FTE yield on the total investment securities portfolio increased 85 basis points to 3.80% for the three months ended March 31, 2026, from 2.95% for the same three months of 2025. The increase in yield was predominantly due to ongoing strategic portfolio repositioning as new purchases were added at yields higher than existing portfolio yields.

The $1.0 million decrease in interest expense, comparing the three-month periods ended March 31, 2026, and March 31, 2025, was due primarily to decreases in average deposit rates and a reduction in average volumes of higher-costing time deposits, specifically, brokered deposits, partially offset by increases in average volumes on non-maturity deposits and borrowed funds. The average rate paid for interest-bearing deposits decreased 30 basis points to 2.16% for the three months ended March 31, 2026 from 2.46% from the same period of 2025 which largely reflected a reduction in overall market rates. Average interest-bearing deposits decreased $34.5 million to $3.4 billion, or 78.5% of total average deposits for the three months ended March 31, 2026, from $3.4 billion, or 79.7% of average total deposits, for the three months ended March 31, 2025. Average brokered deposits decreased $127.5 million to $121.0 million for the three months ended March 31, 2026, from $248.5 million for the comparable three-month period of 2025. Average noninterest bearing deposits increased $54.6 million to $929.7 million, or 21.5% of total average deposits for the three months ended March 31, 2026, from $875.1 million, or 20.3% of total average deposits for the three months ended March 31, 2025.

Average total borrowings increased $105.5 million to $264.5 million for the three months ended March 31, 2026, as compared to $159.0 million for the same period of 2025, which was primarily due to a combination of increases in long-term borrowings and the new issuance of subordinated debt, which occurred in the second quarter of 2025. Additionally, the Company’s cost of borrowings increased 49 basis points to 5.67% for the three months ended March 31, 2026, compared to 5.18% for the same three months of 2025. The increase in average long-term debt was due primarily to term advances through the FHLB of Pittsburgh’s community lending program as the Company shifted its wholesale funding from brokered CDs to FHLB advances with more favorable rates.

Short-term borrowings averaged $39.2 million for the three-month period ended March 31, 2026, at an average cost of 3.85% compared to $20.2 million at an average cost of 4.52% for the comparable three-month period in 2025. Long-term debt, which includes term borrowings from the FHLB of Pittsburgh, averaged $134.0 million for the three-month period ended March 31, 2026, at an average cost of 4.25% compared to $97.8 million at an average cost of 4.88% for the three months ended March 31, 2025. In June 2025, the Company called and redeemed $33.0 million of its subordinated notes due in June 2030 that repriced to 9.08% and issued $85.0 million in fixed-to-floating rate subordinated notes due June 2035 at an initial fixed rate through June 2030 of 7.75%. Subordinated debt, net of debt issuance costs, averaged $83.2 million for the three-month period ended March 31, 2026, at an average cost of 8.52% compared to $33.0 million at an average cost of 5.44% for the three months ended March 31, 2025. The average cost of subordinated debt for the three months ended March 31, 2026 included the impact from amortization of debt issuance costs.

For the three months ended March 31, 2026, the provision for credit losses was $1.4 million, an increase of $1.2 million from the $0.2 million recorded for the same three months of 2025. The increase was primarily due to the impact of significant loan growth during the quarter ended March 31, 2026, partially offset by decreases in qualitative factor adjustments primarily related to seasoning of the commercial equipment financing portfolio.

Noninterest income was $6.9 million and $6.3 million for the three months ended March 31, 2026, and 2025, respectively. The increase in non-interest income was primarily due to increases in interest rate swap income, net gains on equity securities and mortgage banking income. Interest rate swap income increased to $0.6 million from a negligible amount in the year ago quarter due to increased loan transaction volume. Net gains on equity investments securities were $0.5 million for the first quarter of 2026, an increase of $0.4 million compared to $0.1 million for the same quarter of 2025, primarily reflecting an increase in the market value of the Company’s holding of common stock of publicly traded bank holding companies. Mortgage banking income, which includes gains on the sale of residential mortgage loans and commission income received on brokered mortgages, increased $0.1 million comparing the first quarters of 2026 and 2025 due primarily to an initiative to grow this line of business. Additionally, non-interest income for the first quarter of 2026 included a $0.5 million gain on the sale of a portion the Company’s AFS mortgage-backed securities portfolio as part of an ongoing strategy, to restructure the portfolio with higher-yielding securities. Noninterest income for the first quarter of 2025 included a $0.7 million gain on the sale of the Company’s former corporate headquarters in Scranton, PA.

Noninterest expense increased $2.5 million to $29.9 million for the three months ended March 31, 2026, from $27.4 million for the three months ended March 31, 2025, which primarily reflected increases in salaries and employee benefits expense, occupancy and equipment expenses, and other expenses. Salaries and employee benefits expense was $14.5 million for the three months ended March 31, 2026, compared to $13.5 million for the same three months in 2025. The $1.0 million increase resulted primarily from annual merit increases and higher health insurance costs. Net occupancy and equipment expense was $7.7 million for the first quarter of 2026, an increase of $1.1 million from $6.6 million for the same quarter of 2025. The increase was largely caused by higher maintenance costs due to elevated snowplowing costs and increases in data processing expenses. Other expenses increased $1.0 million to $5.4 million for the three months ended March 31, 2026 from $4.4 million for the three months ended March 31, 2025. The increase in other expenses primarily reflected increases in corporate business development and bank shares tax expense.

Income tax expense was $3.7 million for the three months ended March 31, 2026, compared to $3.2 million for the three months ended March 31, 2025. The effective tax rate was 20.4% for the three months ended March 31, 2026, and 17.8% in the prior year’s same quarter. The increase in the effective tax rate was largely due to an increase in amortization associated with the Company’s low income housing tax credits investments, coupled with an increase in the provision for state income taxes.

BALANCE SHEET REVIEW

At March 31, 2026, total assets, loans, and deposits were $5.4 billion, $4.2 billion, and $4.4 billion, respectively.

Total loans increased $123.3 million to $4.2 billion at March 31, 2026, as compared to $4.1 billion at December 31, 2025. Strong demand in all markets for commercial loans, commercial and residential real estate loans, and municipal loans were partially offset by reductions to equipment financing, consumer and indirect auto loans.

Total investments were $542.9 million at March 31, 2026, compared to $587.2 million at December 31, 2025. At March 31, 2026, available for sale securities totaled $469.3 million, a decrease of $43.3 million from $512.6 million at December 31, 2025. During the quarter ended March 31, 2026, the Company sold $31.9 million of its U.S. government agency and sponsored agency mortgage backed securities in a partial repositioning of its available for sale securities portfolio. The transaction resulted in a pre-tax gain of approximately $0.5 million. Held to maturity (“HTM”) securities totaled $70.6 million at March 31, 2026, a decrease of $1.4 million from $72.0 million at December 31, 2025. The unrealized loss on AFS securities increased $3.9 million from $29.1 million at December 31, 2025, to $33.0 million at March 31, 2026. The unrealized losses on the held to maturity portfolio totaled $9.6 million at March 31, 2026 and $9.2 million at December 31, 2025. The increases in unrealized losses related to the AFS and HTM investment portfolios reflected increased market interest rates comparing March 31, 2026 to December 31, 2025.

Total deposits were $4.4 billion at March 31, 2026, a decrease of $8.7 million from $4.4 billion at December 31, 2025. Noninterest-bearing deposits increased $14.8 million to $969.3 million at March 31, 2026, from $954.5 million at December 31, 2025. Interest-bearing deposits decreased $23.5 million comparing March 31, 2026, and December 31, 2025, which largely reflected decreases in retail time deposits, and brokered deposits partially offset by increases in money market and interest-bearing demand deposits. As part of strategic balance sheet management initiatives, the Company continued to reduce its higher rate brokered CD portfolio. As a result, brokered time deposits decreased $40.1 million to $112.1 million at March 31, 2026 from $152.2 million at December 31, 2025. Total retail deposits, which exclude brokered deposits, increased $31.4 million to $4.3 billion at March 31, 2026, from $4.3 billion at December 31, 2025.

The Company maintained a strong capital position at March 31, 2026. Stockholders’ equity equaled $525.5 million or $52.50 per share at March 31, 2026, compared to $519.8 million or $52.01 per share at December 31, 2025. The increase in stockholders’ equity from December 31, 2025, is primarily attributable to net income, partially offset by dividends paid to shareholders and a $2.9 million increase to accumulated other comprehensive loss resulting primarily from a $3.0 million increase in the unrealized loss on AFS securities, net of deferred income taxes, to $25.8 million at March 31, 2026 from $22.8 million at December 31, 2025.

Tangible book value, a non-GAAP measure1, increased to $42.29 per share at March 31, 2026, from $41.64 per share at December 31, 2025. Dividends declared for the first quarter of 2026 were $0.625 per share compared to $0.6175 for the same quarter of 2025.

1 See reconciliation of non-GAAP financial measures on pg.12-13.

ASSET QUALITY REVIEW

The Company’s asset quality was stable at March 31, 2026 as compared to December 31, 2025, but showed significant improvement compared to March 31, 2025. Nonperforming assets, which include nonperforming loans, loans past due 90 days or more and still accruing, and foreclosed assets, were $12.3 million or 0.29% of loans, net, and foreclosed assets at March 31, 2026, compared to $12.1 million or 0.30% of loans, net, and foreclosed assets at December 31, 2025, which resulted from an increase in loans on nonaccrual status partially offset by a reduction in accruing loans that were past due 90 days or more. However, as compared to March 31, 2025, nonperforming assets decreased $11.3 million from $23.7 million, which was primarily due to an $11.6 million reduction in nonaccrual loans. As a percentage of total assets, nonperforming assets were 0.23% at both March 31, 2026, and December 31, 2025 compared to 0.47% at March 31, 2025. At March 31, 2026, and December 31, 2025, the Company had one foreclosed commercial property recorded at $0.8 million.

During the three months ended March 31, 2026, net charge-offs were $0.8 million and the provision for credit losses was $1.4 million, compared to net charge-offs of $0.9 million and a provision for credit losses of $0.2 million for the same period of 2025. The allowance for credit losses equaled $39.6 million or 0.94% of loans, net, at March 31, 2026, compared to $39.0 million or 0.96% of loans, net, at December 31, 2025 and $41.1 million or 1.03% of loans, net at March 31, 2025.

About Peoples:

Peoples Financial Services Corp. is the bank holding company of Peoples Security Bank and Trust Company, an independent community bank serving its retail and commercial customers through 40 full-service community banking offices located within Allegheny, Bucks, Lackawanna, Lancaster, Lebanon, Lehigh, Luzerne, Monroe, Montgomery, Northampton, Susquehanna, Wayne and Wyoming Counties in Pennsylvania, Middlesex County in New Jersey and Broome County in New York. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations, and government entities. Peoples’ business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, and local and timely decision making. For more information visit psbt.com.

In addition to evaluating its results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), Peoples routinely supplements its evaluation with an analysis of certain non-GAAP financial measures, such as tangible stockholders’ equity, core net income and pre-provision revenue ratios, among others. The reported results included in this release contain items, which Peoples considers non-core, namely acquisition related expenses and gain or loss on the sale of securities available for sale. Peoples believes the reported non-GAAP financial measures provide information useful to investors in understanding its operating performance and trends. Where non-GAAP disclosures are used in this press release, a reconciliation to the comparable GAAP measure is provided in the accompanying tables. The non-GAAP financial measures Peoples uses may differ from the non-GAAP financial measures of other financial institutions.

SOURCE: Peoples Financial Services Corp.
/Contact:	MEDIA/INVESTORS, Marie L. Luciani, Investor Relations Officer, 570.346.7741 or marie.luciani@psbt.com
Co:	Peoples Financial Services Corp.
St:	Pennsylvania
In:	Fin

Safe Harbor Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to risks and uncertainties. These statements are based on assumptions and may describe future plans, strategies and expectations of Peoples Financial Services Corp. and its subsidiaries (the “Company”) that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. All statements in this release, other than statements of historical facts, are forward-looking statements.

The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements include, but are not limited to: changes in interest rates, including their effect on the Company’s investment values; impairment charges relating to the Company’s investment portfolio; credit risks in connection with the Company’s lending activities; the Company’s exposure to commercial and industrial, construction, commercial real estate, and equipment finance loans; the Company’s ability to maintain an adequate allowance for credit losses; access to liquidity; the strength of the Company’s customer deposit levels; unrealized losses; reliance on the Company’s subsidiaries; accounting procedures, policies and requirements; changes in the value of goodwill; the Company’s ability to attract and retain key personnel; the strength of the Company’s disclosure controls and procedures and internal controls over financial reporting; potential for errors, omissions or fraud; environmental liabilities; reliance on third-party vendors and service providers; the Company’s ability to compete effectively in the Company’s industry and within the Company’s market area, including with respect to competition from financial technology companies and non-bank entities; the development and use of AI in business processes, services, and products; the Company’s ability to prevent, detect and respond to cybersecurity threats and incidents; a failure of information technology, whether due to a breach, cybersecurity incident, or ability to keep pace with growth and developments; the Company’s ability to comply with privacy and data protection requirements; changes in U.S. or regional economic conditions; the soundness of other financial institutions; changes in laws and regulations; fiscal and monetary policies of the federal government and its agencies; a failure to meet minimum capital requirements; the Company’s ability to realize the anticipated benefits of future acquisitions or a change in control; and the Company’s ability to pay dividends. Additional factors that may affect the Company’s results are discussed in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

[TABULAR MATERIAL FOLLOWS]

Summary Data

Peoples Financial Services Corp.

Three Quarter Trend (Unaudited)

(In thousands, except share and per share data)

	Mar 31	Dec 31	Mar 31
	2026	2025	2025
Key performance data:
Share and per share amounts:
Net income	$1.47	$1.19	$1.49
Core net income (1)	$1.43	$1.36	$1.51
Cash dividends declared	$0.6250	$0.6175	$0.6175
Book value	$52.50	$52.01	$48.21
Tangible book value (1)	$42.29	$41.64	$37.35
Market value:
High	$57.17	$53.22	$53.70
Low	$47.82	$44.54	$44.47
Closing	$53.33	$48.71	$44.47
Market capitalization	$533,859	$486,837	$444,499
Common shares outstanding	10,010,488	9,994,595	9,995,483
Selected ratios:
Return on average stockholders’ equity (2)	11.26%	9.16%	12.70%
Core return on average stockholders’ equity (1)(2)	10.95%	10.49%	12.80%
Return on average tangible stockholders’ equity (1)(2)	13.97%	11.47%	16.46%
Core return on average tangible stockholders’ equity (1)(2)	13.59%	13.14%	16.59%
Return on average assets (2)	1.15%	0.92%	1.22%
Core return on average assets (1)(2)	1.12%	1.05%	1.23%
Stockholders’ equity to total assets	9.69%	9.86%	9.64%
Efficiency ratio (1)(3)	57.09%	59.53%	55.77%
Nonperforming assets to loans, net, and foreclosed assets	0.29%	0.30%	0.59%
Nonperforming assets to total assets	0.23%	0.23%	0.47%
Net charge-offs to average loans, net (2)	0.08%	0.18%	0.09%
Allowance for credit losses to loans, net	0.94%	0.96%	1.03%
Interest earning assets yield (FTE) (4)	5.51%	5.56%	5.50%
Cost of funds	2.41%	2.55%	2.58%
Net interest spread (FTE) (4)	3.10%	3.01%	2.92%
Net interest margin (FTE) (1)(4)	3.67%	3.60%	3.50%

(1)	See Reconciliation of Non-GAAP financial measures on pages 12-13.
(2)	Presented on an annualized basis.
(3)	Total noninterest expense less amortization of intangible assets and acquisition related expenses, divided by tax-equivalent net interest income and noninterest income less net gains (losses) on investment securities AFS and net (losses) gains on sales of fixed assets.
(4)	Tax-equivalent adjustments were calculated using the federal statutory tax rate prevailing during the indicated periods of 21%.

Peoples Financial Services Corp.

Consolidated Statements of Income and Comprehensive Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended
	Mar 31	Dec 31	Mar 31
	2026	2025	2025
Interest income:
Interest and fees on loans:
Taxable	$56,316	$58,576	$55,212
Tax-exempt	2,068	1,658	2,245
Interest and dividends on investment securities:
Taxable	4,035	4,371	4,134
Tax-exempt	1,133	708	396
Dividends	259	32	41
Interest on interest-bearing deposits in other banks	89	95	113
Interest on federal funds sold	804	1,332	285
Total interest income	64,704	66,772	62,426
Interest expense:
Interest on deposits	18,139	19,830	20,847
Interest on short-term borrowings	372	311	225
Interest on long-term debt	1,404	1,665	1,177
Interest on subordinated debt	1,749	1,750	443
Interest on junior subordinated debt	173	182	186
Total interest expense	21,837	23,738	22,878
Net interest income	42,867	43,034	39,548
Provision for credit losses	1,387	975	200
Net interest income after provision (benefit) for credit losses	41,480	42,059	39,348
Noninterest income:
Service charges, fees, commissions and other	3,157	3,164	3,404
Merchant services income	180	163	231
Commissions and fees on fiduciary activities	551	560	537
Wealth management income	646	739	650
Mortgage banking income	241	162	114
Increase in cash surrender value of life insurance	497	472	526
Interest rate swap income	660	718	43
Net gains on equity investments	456	125	71
Net gains (losses) on sale of investment securities available for sale	510	(2,241)
Net (losses) gains on sale of fixed assets		(139)	680
Total noninterest income	6,898	3,723	6,256
Noninterest expense:
Salaries and employee benefits expense	14,517	14,971	13,481
Net occupancy and equipment expense	7,675	7,333	6,610
Acquisition related expenses			154
Amortization of intangible assets	1,517	1,515	1,683
FDIC insurance and assessments	756	683	1,022
Other expenses	5,398	6,562	4,403
Total noninterest expense	29,863	31,064	27,353
Income before income taxes	18,515	14,718	18,251
Income tax expense	3,768	2,742	3,242
Net income	$14,747	$11,976	$15,009
Other comprehensive (loss) income:
Unrealized (loss) gain on investment securities available for sale	$(3,383)	$2,728	$5,572
Reclassification adjustment for net (gains) losses on available for sale securities included in net income	(510)	2,241
Change in benefit plan liabilities		674
Change in derivative fair value	156	50	(148)
Income tax (benefit) expense related to other comprehensive (loss) income	(820)	1,208	1,183
Other comprehensive (loss) income, net of income tax (benefit) expense	(2,917)	4,485	4,241
Comprehensive income	$11,830	$16,461	$19,250
Share and per share amounts:
Net income - basic	$1.47	$1.20	$1.50
Net income - diluted	1.47	1.19	1.49
Cash dividends declared	$0.6250	$0.6175	$0.6175
Average common shares outstanding - basic	10,002,903	9,994,595	9,992,922
Average common shares outstanding - diluted	10,029,213	10,083,044	10,043,186

Peoples Financial Services Corp.

Net Interest Margin (Unaudited)

(In thousands, fully taxable equivalent basis)

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Inc./Exp.	Rate	Balance	Inc./Exp.	Rate	Balance	Inc./Exp.	Rate
Assets:
Earning assets:
Loans:
Taxable	$3,859,588	$56,316	5.92%	$3,756,872	$58,576	6.19%	$3,698,124	$55,212	6.05%
Tax-exempt	258,745	2,618	4.10	261,029	2,099	3.19	280,555	2,842	4.11
Total loans	4,118,333	58,934	5.80	4,017,901	60,675	5.99	3,978,679	58,054	5.92
Investments:
Taxable	461,292	4,294	3.78	529,838	4,403	3.30	555,910	4,175	3.05
Tax-exempt	149,700	1,434	3.88	113,302	896	3.14	87,072	501	2.33
Total investments	610,992	5,728	3.80	643,140	5,299	3.27	642,982	4,676	2.95
Interest-bearing deposits	9,591	89	3.76	9,683	95	3.89	11,197	113	4.09
Federal funds sold	88,066	804	3.70	134,742	1,332	3.92	25,979	285	4.45
Total earning assets	4,826,982	65,555	5.51%	4,805,466	67,401	5.56%	4,658,837	63,128	5.50%
Less: allowance for credit losses	39,470			40,117			42,084
Other assets	399,812			414,296			391,924
Total assets	$5,187,324			$5,179,645			$5,008,677
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Money market accounts	$1,020,493	$6,471	2.57%	$972,871	$6,780	2.76%	$687,522	$6,570	3.88%
Interest-bearing demand and NOW accounts	1,224,040	5,938	1.97	1,248,045	6,520	2.07	1,465,210	6,416	1.78
Savings accounts	504,166	421	0.34	495,001	403	0.32	498,791	361	0.29
Time deposits less than $100	270,285	2,109	3.16	316,533	2,670	3.35	424,363	4,228	4.04
Time deposits $100 or more	383,825	3,200	3.38	387,476	3,457	3.54	361,469	3,272	3.67
Total interest-bearing deposits	3,402,809	18,139	2.16	3,419,926	19,830	2.30	3,437,355	20,847	2.46
Short-term borrowings	39,180	372	3.85	31,862	311	3.87	20,176	225	4.52
Long-term debt	133,990	1,404	4.25	145,447	1,665	4.54	97,769	1,177	4.88
Subordinated debt	83,222	1,749	8.52	83,137	1,750	8.35	33,000	443	5.44
Junior subordinated debt	8,150	173	8.61	8,125	182	8.89	8,050	186	9.37
Total borrowings	264,542	3,698	5.67	268,571	3,908	5.77	158,995	2,031	5.18
Total interest-bearing liabilities	3,667,351	21,837	2.41%	3,688,497	23,738	2.55%	3,596,350	22,878	2.58%
Noninterest-bearing deposits	929,686			914,014			875,053
Other liabilities	58,944			58,201			58,018
Stockholders’ equity	531,343			518,933			479,256
Total liabilities and stockholders’ equity	$5,187,324			$5,179,645			$5,008,677
Net interest income/spread		$43,718	3.10%		$43,663	3.01%		$40,250	2.92%
Net interest margin			3.67%			3.60%			3.50%
Tax-equivalent adjustments:
Loans		$550			$441			$597
Investments		301			188			105
Total adjustments		$851			$629			$702

The average balances of assets and liabilities, corresponding interest income and expense and resulting average yields or rates paid are summarized as follows. Averages for earning assets include nonaccrual loans. Investment averages include available for sale securities at amortized cost. Income on investment securities and loans is adjusted to a tax-equivalent basis using the prevailing federal statutory tax rate of 21%.

Peoples Financial Services Corp.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Mar 31	Dec 31	Mar 31
Ending Balance Sheet	2026	2025	2025
Assets:
Cash and due from banks	$59,479	$58,420	$60,125
Interest-bearing balances in other banks	7,939	9,321	9,196
Federal funds sold	261,194	201,243	7,781
Investment securities:
Available for sale	469,261	512,563	503,043
Held to maturity	70,557	72,047	76,689
Equity investments carried at fair value	3,054	2,598	2,500
Total investments	542,872	587,208	582,232
Loans held for sale	1,181	805	420
Loans	4,190,202	4,066,896	3,991,539
Less: allowance for credit losses	39,586	39,007	41,054
Net loans	4,150,616	4,027,889	3,950,485
Goodwill	75,986	75,986	75,986
Premises and equipment, net	79,206	78,496	72,492
Bank owned life insurance	83,417	88,645	87,953
Deferred tax assets	26,264	26,555	32,628
Accrued interest receivable	17,991	17,633	16,436
Other intangible assets, net	26,161	27,700	32,488
Other assets	91,024	70,677	71,136
Total assets	$5,423,330	$5,270,578	$4,999,358
Liabilities:
Deposits:
Noninterest-bearing	$969,341	$954,485	$901,398
Interest-bearing	3,456,028	3,479,584	3,415,529
Total deposits	4,425,369	4,434,069	4,316,927
Short-term borrowings	179,321	32,721	14,840
Long-term debt	134,750	134,352	88,403
Subordinated debt	83,289	83,187	33,000
Junior subordinated debt	8,167	8,140	8,063
Accrued interest payable	7,890	6,792	5,439
Other liabilities	59,039	51,470	50,832
Total liabilities	4,897,825	4,750,731	4,517,504
Stockholders’ equity:
Common stock	20,047	20,015	20,014
Capital surplus	251,065	251,023	250,488
Retained earnings	282,001	273,500	247,806
Accumulated other comprehensive loss	(27,608)	(24,691)	(36,454)
Total stockholders’ equity	525,505	519,847	481,854
Total liabilities and stockholders’ equity	$5,423,330	$5,270,578	$4,999,358

Book value per common share	$52.50	$52.01	$48.21
Tangible book value per common share (1)	$42.29	$41.64	$37.35
(1)	See reconciliation of Non-GAAP financial measures on pages 12-13.

Peoples Financial Services Corp.

Loan and Asset Quality Data (Unaudited)

(In thousands)

	Mar 31	Dec 31	Mar 31
At period end	2026	2025	2025
Commercial and industrial	$675,446	$667,948	$658,858
Municipal	212,586	202,303	194,139
Real estate
Commercial	2,423,027	2,314,110	2,275,241
Residential	618,156	602,309	560,067
Total	3,041,183	2,916,419	2,835,308
Consumer
Indirect auto	85,726	93,742	108,819
Consumer other	15,592	17,496	14,209
Total	101,318	111,238	123,028
Equipment financing	159,669	168,988	180,206
Total	$4,190,202	$4,066,896	$3,991,539

	Mar 31	Dec 31	Mar 31
At period end	2026	2025	2025
Nonperforming assets:
Nonaccrual/restructured loans	$11,437	$10,796	$23,002
Accruing loans past due 90 days or more	160	524	655
Foreclosed assets	750	750	27
Total nonperforming assets	$12,347	$12,070	$23,684

	Mar 31	Dec 31	Mar 31
Three months ended	2026	2025	2025
Allowance for credit losses:
Beginning balance	$39,007	$39,843	$41,776
Charge-offs	976	1,960	1,233
Recoveries	168	149	311
Provision for credit losses	1,387	975	200
Ending balance	$39,586	$39,007	$41,054

Peoples Financial Services Corp.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended
	Mar 31	Dec 31	Mar 31
	2026	2025	2025
Core net income per share:
Net income GAAP	$14,747	$11,976	$15,009
Adjustments:
Less: Net gains (losses) on sale of available for sale securities	510	(2,241)
Add: Net gains (losses) on sale of available for sale securities tax adjustment	112	(491)
Add: Acquisition related expenses			154
Less: Acquisition related expenses tax adjustment			34
Core net income	$14,349	$13,726	$15,129
Average common shares outstanding - diluted	10,029,213	10,083,044	10,043,186
Core net income per diluted share	$1.43	$1.36	$1.51

Tangible book value:
Total stockholders’ equity	$525,504	$519,847	$481,854
Less: Goodwill	75,986	75,986	75,986
Less: Other intangible assets, net	26,161	27,700	32,488
Total tangible stockholders’ equity	$423,357	$416,161	$373,380
Common shares outstanding	10,010,488	9,994,595	9,995,483
Tangible book value per share	$42.29	$41.64	$37.35

Core return on average stockholders’ equity:
Net income GAAP	$14,747	$11,976	$15,009
Adjustments:
Less: Net gains (losses) on sale of available for sale securities	510	(2,241)
Add: Net gains (losses) on sale of available for sale securities tax adjustment	112	(491)
Add: Acquisition related expenses			154
Less: Acquisition related expenses tax adjustment			34
Core net income	$14,349	$13,726	$15,129
Average stockholders’ equity	$531,343	$518,933	$479,256
Core return on average stockholders’ equity	10.95%	10.49%	12.80%

Return on average tangible stockholders' equity:
Net income GAAP	$14,747	$11,976	$15,009
Average stockholders’ equity	$531,343	$518,933	$479,256
Less: goodwill and intangibles	103,156	104,550	109,386
Average tangible stockholders’ equity	$428,187	$414,383	$369,870
Return on average tangible stockholders’ equity	13.97%	11.47%	16.46%

Core return on average tangible stockholders’ equity:
Net income GAAP	$14,747	$11,976	$15,009
Adjustments:
Less: Net gains (losses) on sale of available for sale securities	510	(2,241)
Add: Net gains (losses) on sale of available for sale securities tax adjustment	112	(491)
Add: Acquisition related expenses			154
Less: Acquisition related expenses tax adjustment			34
Core net income	$14,349	$13,726	$15,129
Average stockholders’ equity	$531,343	$518,933	$479,256
Less: goodwill and intangibles	103,156	104,550	109,386
Average tangible stockholders’ equity	$428,187	$414,383	$369,870
Core return on average tangible stockholders’ equity	13.59%	13.14%	16.59%

Core return on average assets:
Net income GAAP	$14,747	$11,976	$15,009
Adjustments:
Less: Net gains (losses) on sale of available for sale securities	510	(2,241)
Add: Net gains (losses) on sale of available for sale securities tax adjustment	112	(491)
Add: Acquisition related expenses			154
Less: Acquisition related expenses tax adjustment			34
Core net income	$14,349	$13,726	$15,129
Average assets	$5,187,324	$5,179,645	$5,008,677
Core return on average assets	1.12%	1.05%	1.23%

(1)	Tax adjustments are calculated using the effective tax rate for the respective period.

Peoples Financial Services Corp.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

The following tables reconcile the non-GAAP financial measures of FTE net interest income for the three months ended:

	Mar 31	Dec 31	Mar 31
	2026	2025	2025
Interest income (GAAP)	$64,704	$66,772	$62,426
Adjustment to FTE	851	629	702
Interest income adjusted to FTE (non-GAAP)	65,555	67,401	63,128
Interest expense	21,837	23,738	22,878
Net interest income adjusted to FTE (non-GAAP)	$43,718	$43,663	$40,250

The efficiency ratio is noninterest expenses, less amortization of intangible assets and acquisition related costs, as a percentage of FTE net interest income plus noninterest income. The following tables reconcile the non-GAAP financial measures of the efficiency ratio to GAAP for the three months ended:

	Mar 31	Dec 31	Mar 31
	2026	2025	2025
Efficiency ratio (non-GAAP):
Noninterest expense (GAAP)	$29,863	$31,064	$27,353
Less: Amortization of intangible assets expense	1,517	1,515	1,683
Less: Acquisition related expenses			154
Adjusted Noninterest expense (non-GAAP)	28,346	29,549	25,516

Net interest income (GAAP)	42,867	43,034	39,548
Plus: Taxable equivalent adjustment	851	629	702
Noninterest income (GAAP)	6,898	3,723	6,256
Less: Net gains on equity securities	456	125	71
Less: Net gains (losses) on sale of investment securities available for sale	510	(2,241)
Less: Net (losses) gains on sale of fixed assets		(139)	680
Net interest income (FTE) plus noninterest income (non-GAAP)	$49,650	$49,641	$45,755
Efficiency ratio (non-GAAP)	57.09%	59.53%	55.77%